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EXHIBIT 2.01



                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT (together with the schedules and exhibits attached hereto, the "APA") is made and entered into as of this 27th day of June, 2005 (the "EFFECTIVE DATE"), by and between Seawright Holdings, Inc., a Delaware corporation ("BUYER") and QuiBell Partners, L.L.C., a Virginia limited liability company ("SELLER").

                                    RECITALS

         WHEREAS, Buyer wishes to acquire from Seller, and Seller desires to sell to Buyer, certain assets as set forth herein.

         NOW, THEREFORE, in consideration of the foregoing, of the mutual promises herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1.       DEFINITIONS.

         1.1. DEFINED TERMS. As used herein, the terms defined below shall have the following meanings:

         "ASSETS" has the meaning given such term in Section 2.1.

         "CONFIDENTIAL INFORMATION" has the meaning given such term in Section 7.2.

         "INTELLECTUAL PROPERTY" means all of the following as they exist in all jurisdictions throughout the world: (i) trademarks, service marks, trade dress, trade names, brand names, designs, or logos, whether registered or unregistered, and all registrations and applications for pending registration thereof; and
(ii) formulas for flavored sparkling waters and for teas.

         "LIEN" shall mean any claim, lien, pledge, option, charge, security interest, encumbrance, mortgage or other similar right.

         "PERMITTED LIEN" means the security interest of Seller under the Security Agreement.

         "TRADEMARK ASSIGNMENT AGREEMENT" means the Trademark Assignment Agreement by and between Buyer and Seller dated as of the date hereof pursuant to which Seller assigns the Trademarks to Buyer.

         "TRADEMARKS" has the meaning given such term in SECTION 2.1(a).

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2.       ASSETS.

         2.1. PURCHASED ASSETS. Seller hereby conveys, assigns, transfers and delivers to Buyer and Buyer hereby accepts and takes possession from Seller, free and clear of any Liens, the following assets and other rights of Seller (the "ASSETS"):

                  (a) all of Seller's right, title and interest in and to the trademarks, service marks, trade names, service names and logos set forth on
EXHIBIT 2.1(A) hereto, including all Intellectual Property rights therein (the "TRADEMARKS");

                  (b) all of Seller's right, title and interest in and to the glass bottle designs for 1 l, 750 ml, 385 ml and 237 ml set forth on EXHIBIT 2.1(B);

                  (c) all of Seller's right, title and interest in and to the artwork for 237 ml sparkling water bottle carrypacks; 237 ml, 385 ml, 750 ml sparkling water bottle labels; 1.5 l, 1.0 l, 16.9 oz spring water bottle labels; and, 1.5 l, 16.9 oz tea bottle labels set forth on EXHIBIT 2.1(C);

                  (d) all of Seller's right, title and interest in and to the formulas for flavored sparkling water and for teas set forth on EXHIBIT 2.1(D);

                  (e) A list of customers and the most recently available wholesale and retail pricing set forth on Exhibit 2.1(e);

                  (f) Copies of vendor and or supplier invoices for major raw materials set forth on Exhibit 2.1(f);

                  (g) Bar Code assignments set for on Exhibit 2.1(e);

                  (h) Web site coding; and

                  (i) Six cases of Quibell 237 ml Tangerine/Orange, one case of private label 237 ml Lemon/Lime and one case of private label 237 ml Natural sparkling water.

3.       PURCHASE PRICE; SECURITY INTEREST.

         3.1. PURCHASE PRICE. Upon the terms and subject to the conditions set forth in this Agreement, in reliance upon the representations, warranties, covenants and agreements of Seller contained herein, and in exchange for the sale, conveyance, assignment, transfer and delivery of the Assets, Buyer agrees to pay to Seller the sum of Ten Thousand Dollars ($10,000), payable on the Effective Date.

         3.2. ROYALTY. Buyer agrees to pay Seller a royalty of $0.02 per case for the first 4,000,000 cases of bottled water or tea sold under the Trademarks. Such royalty to be paid to Seller by the 15th day following the month of sale. In the event that as of the fifth anniversary of the Effective Date Buyer shall not have paid to Seller at least $50,000 in royalties hereunder, Buyer shall pay


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to Seller an amount equal to $50,000 less the amount of royalties paid to Buyer hereunder during such five year period. Such payment to be paid to Seller by the 15th day of the month following the month of the fifth anniversary of the Effective Date. Seller shall have the right, at any reasonable time upon five
(5) business days prior written notice to audit, inspect and copy all of Buyer's records related to the sale of bottled water or tea sold under the Trademarks.

         3.3. IN KIND PAYMENTS. For as long as Seller markets and sells water or tea under the Trademarks, Buyer shall be entitled to 240 cases of bottled water or tea, per year at no cost, as selected by Buyer, provided that Buyer must arrange for pick-up at Buyer's co-packing facility. In the event that Buyer ceases to market and sell water or tea under the Trademarks, Buyer will extinguish the foregoing obligation by making a one-time payment of $10,000 to Seller. Such payment will be made by the 15th day following the month in which Buyer ceases to market and sell water or tea under the Trademarks. Upon any such payment, Seller's annual entitlement to water or tea shall terminate.

         3.4. SECURITY INTEREST. To secure the prompt payment and performance in full when due, whether by lapse of time or otherwise, of Buyer's obligations under Section 3.2, Buyer hereby pledges and grants to Seller, a first priority security interest in any and all right, title and interest of Buyer in and to the Assets. This Section 3.4 shall be a continuing agreement in every respect and shall remain in full force and effect so long as any amounts are payable to Seller under Section 3.2. Upon satisfaction by Buyer of its obligations under
Section 3.2, this Section 3.4 shall automatically terminate. Buyer hereby authorizes Seller to file a UCC financing statement with respect to its security interest.

4.       CLOSING DELIVERIES.

         4.1. DELIVERIES BY BUYER. Simultaneously herewith, Buyer is executing and delivering to the Seller the following:

                  (a) the Trademark Assignment Agreement.

         4.2. DELIVERIES BY SELLER. Simultaneously herewith, Seller is executing and delivering to the Buyer the following:

                  (a) the Trademark Assignment Agreement.

5.       REPRESENTATIONS AND WARRANTIES OF BUYER.

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         5.1. GOOD STANDING; CORPORATE AUTHORITY. Buyer is a corporation duly incorporated, validly existing in good standing under the laws of its state of incorporation.

         5.2. VALIDITY AND EFFECT OF AGREEMENTS. This Agreement constitutes, and all agreements and documents contemplated hereby (when executed and delivered pursuant hereto for value received) will constitute, the valid and legally binding obligations of Buyer, enforceable in accordance with their terms, subject as to enforcement to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general equity principles. The consummation of the transactions contemplated hereby does not require the consent of any third party not obtained, will not result in the material breach of any term or provision of, or constitute a default under, any judgment, decree, indenture, mortgage, other agreement or instrument to which Buyer is a party or by which it is bound, and will not violate or conflict with any provision of the bylaws or articles of incorporation of Buyer.

         5.3. AUTHORIZATION OF AGREEMENTS. The execution and delivery of this Agreement and all agreements and documents contemplated hereby by Buyer, and the consummation by it of the transactions contemplated hereby, have been duly authorized by all requisite corporate action.

6.       REPRESENTATIONS AND WARRANTIES OF SELLER.

         6.1. GOOD STANDING; CORPORATE AUTHORITY; COMPLIANCE WITH LAW. Seller is a limited liability company duly formed, validly existing in good standing under the laws of its state of formation.

         6.2. VALIDITY AND EFFECT OF AGREEMENTS. This Agreement constitutes, and all agreements and documents contemplated hereby (when executed and delivered pursuant hereto for value received) will constitute, the valid and legally binding obligations of Seller, enforceable in accordance with their terms, subject as to enforcement to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general equity principles. The consummation of the transactions contemplated hereby does not require the consent of any third party not obtained (no filing regarding the transfer and assignment of the Trademarks with the U.S. Patent and Trademark Office has been made), will not result in the material breach of any term or provision of, or constitute a default under, any judgment, decree, indenture, mortgage, other agreement or instrument to which Seller is a party or by which it is bound, and will not violate or conflict with any provision of the bylaws or articles of incorporation of Seller.

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         6.3. AUTHORIZATION OF AGREEMENTS. The execution and delivery of this
Agreement and all agreements and documents contemplated hereby by Seller, and the consummation by it of the transactions contemplated hereby, have been duly authorized by all requisite corporate action.

         6.4. NO LIENS. Except for the Permitted Lien, (i) Seller has good and marketable title to the Assets, free and clear of all Liens and (ii) the Assets shall be delivered to Buyer free and clear of all Liens.

         6.5. LITIGATION. There is no litigation, suit, proceeding, action, claim, arbitration, alternative dispute resolution proceeding, demand or investigation, at law or in equity, to which Seller is a party or to its actual knowledge threatened against it, directly affecting the Assets currently before any court, agency, authority or arbitration tribunal. Seller is not currently subject to or in default with respect to any notice, order, writ, injunction or decree to which Seller is a party of any court, agency, authority or arbitration tribunal with respect to the ownership or sale of the Assets, and has no knowledge that could form the basis for any such default.

         6.6. INTELLECTUAL PROPERTY.

                  (a) There are no licenses, sublicenses and other agreements as to which Seller is a party and pursuant to which Seller is authorized to use any Intellectual Property of a third party which are incorporated in, are, or form a part of, any of the Assets.

                  (b) Seller has not received notice that it has been sued or charged, or threatened with such, in writing as a defendant in any claim, suit, action or proceeding that involves a claim of infringement of any Asset. Seller has no knowledge that could form the basis for a claim that (i) another person is infringing, misappropriating or making any unlawful or unauthorized use of any Asset or (ii) any Asset is infringing, misappropriating or making any unlawful or unauthorized use of any Intellectual Property of any other person.

         6.7. DISCLOSURE. No statement made by Seller contained in this APA contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading

         6.8. NO OTHER DISPOSITIONS. Except for the transactions contemplated herein and except as disclosed on Schedule 2.1(a) hereto, Seller has not sold, transferred, distributed, paid or committed to pay as a dividend, donated, licensed, placed a Lien upon or otherwise disposed of to any other person the Assets or any part thereof, nor has Seller entered into any agreement attempting to prevent or limit its right to transfer any of the Assets.

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7.       COVENANTS.

         7.1. FURTHER ASSURANCES. Subject to the terms and conditions of this APA, each of the parties agrees to use commercially reasonable efforts promptly to take, or cause to be taken, all actions and do or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this APA.

         7.2. CONFIDENTIALITY. The Assets and all information contained therein or related thereto (collectively, the "CONFIDENTIAL INFORMATION") shall be kept strictly confidential and shall not be disclosed to any person by either party, in whole or in part without the other party's prior written consent, except that:

                  (a) Either party may disclose Confidential Information to its respective representatives, employees, lenders, investors, owners, attorneys, accountants, or advisors who have a need to know and are subject to non-disclosure obligations; and

                  (b) Either party may disclose Confidential Information to a governmental entity exercising its official capacity, provided that Confidential Information may be disclosed only where necessary to comply with any applicable Laws or to comply with a law, governmental regulation or rule or order of a court or arbitral panel having competent jurisdiction; provided, however, that
(A) the disclosing party shall take all reasonable measures to maintain the continued confidentiality as to other persons of the Confidential Information disclosed, and (B) if legally permissible and reasonably possible, the non-disclosing party shall either be notified of any Confidential Information to be disclosed pursuant hereto prior to any such disclosure or otherwise prompt notice of such disclosure shall be given to the non-disclosing party after such disclosure.

8.       INDEMNIFICATION.

         Seller agrees to indemnify and hold Buyer harmless against, and will reimburse Buyer on demand for, any payment, loss, cost or expense (including reasonable attorneys' fees and reasonable costs of investigation incurred in defending against such payment, loss, cost or expense or claim therefor) made or incurred by or asserted against Buyer at any time after the Effective Date in respect of (a) any and all damage or deficiency resulting from any omission, misrepresentation, breach of warranty, or nonfulfillment of any term, provision, covenant or agreement on the part of Seller contained in this Agreement, or from any misrepresentation in, or omission from, any certificate or other instrument furnished or to be furnished to Buyer pursuant to this Agreement and (b) any liability of Seller.

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         Buyer agrees to indemnify and hold Seller harmless against, and will reimburse Seller on demand for, any payment, loss, cost or expense (including reasonable attorneys' fees and reasonable costs of investigation incurred in defending against such payment, loss, cost or expense or claim therefor) made or incurred by or asserted against Seller at any time after the Effective Date in respect of (a) any and all damage or deficiency resulting from any omission, misrepresentation, breach of warranty, or nonfulfillment of any term, provision, covenant or agreement on the part of Buyer contained in this Agreement, or from any misrepresentation in, or omission from, any certificate or other instrument furnished or to be furnished to Seller pursuant to this Agreement and (b) any liability of Buyer.

9.       GENERAL.

9.1. NOTICE. Any notice required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered or mailed by certified or registered mail, return receipt requested, addressed as follows:

                  If to Buyer:

                                    Seawright Springs, LLC
                                    600 Cameron Street
                                    Alexandria, VA 22134



                  If to Seller:

                                    Quibell Partners, LLC
                                    328 East Church Street
                                    Martinsville, VA  24112


         (or to such other address as any party shall specify by written notice so given), and shall be deemed to have been delivered as of the date so personally delivered or mailed.

         9.2. EXECUTION OF ADDITIONAL DOCUMENTS. The parties hereto will at any time, and from time to time after the Effective Date, upon request of the other party, execute, acknowledge and deliver all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be required to carry out the intent of this Agreement, and to transfer and vest title to any of the Assets being transferred hereunder, and to protect the right, title and interest in and enjoyment of all of the Assets assigned, transferred and conveyed pursuant to this Agreement; provided, however, this Agreement shall be effective regardless of whether any such additional documents are executed.

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         9.3. BINDING EFFECT, BENEFITS. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         9.4. ENTIRE AGREEMENT. This Agreement, together with the exhibits, schedules and other documents contemplated hereby, constitute the final written expression of all of the agreements between the parties, and is a complete and exclusive statement of those terms. This Agreement supersedes all understandings and negotiations concerning the matters specified herein and any representations, promises, warranties or statements made by either party that differ in any way from the terms of this Agreement and the exhibits, schedules and other documents contemplated hereby shall be given no force or effect. The parties specifically represent, each to the other, that there are no additional or supplemental agreements between them related in any way to the matters herein contained unless specifically included or referred to herein. No addition to or modification of any provision of this Agreement shall be binding upon any party unless made in writing and signed by all parties hereto.

         9.5. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia.

         9.6. SURVIVAL. All of the terms, conditions, warranties and representations contained in this Agreement shall survive, in accordance with their terms, delivery by Buyer of the consideration to be given by it hereunder and delivery by Seller of the consideration to be given by it hereunder, and shall survive the execution hereof.

         9.7. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

         9.8. HEADINGS. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

         9.9. WAIVERS. Either Buyer or Seller may, by express written notice to the other, (i) extend the time for the performance of any of the obligations or other actions of the other under this Agreement; (ii) waive any inaccuracies in the representations or warranties of the other contained in this Agreement or in any document delivered pursuant to this Agreement; (iii) waive compliance with


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any of the conditions or covenants of the other contained in this Agreement; or
(iv) waive performance of any of the obligations of the other under this Agreement. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including without limitation any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

         9.10. SEVERABILITY. If for any reason whatsoever, any one or more of the provisions of this Agreement shall be held or deemed to be inoperative, unenforceable or invalid as applied to any particular case or in all cases, such circumstances shall not have the effect of rendering such provision invalid in any other case or of rendering any of the other provisions of this Agreement inoperative, unenforceable or invalid.

                            [SIGNATURE PAGE FOLLOWS]







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         IN WITNESS WHEREOF, the parties hereto have executed this Asset
Purchase Agreement as of the day and year first above written.




SEAWRIGHT HOLDINGS, INC.                     QUIBELL PARTNERS, L.L.C.



By: /s/ Joel P. Sens                         By: /s/ Amy P. Lampe
    ------------------------------               -------------------------------
Name: Joel P. Sens                           Name: Amy P. Lampe
Title: Chief Executive Officer               Title: President